EXHIBIT 99.17

Barristers & Solicitors Patent and Trade-mark Agents McCarthy Tétrault	McCarthy Tétrault LLP Box 48, Suite 5300 Toronto Dominion Bank Tower Toronto ON M5K 1E6 Canada Telephone:416 362-1812 Facsimile: 416 868-0673 mccarthy.ca

René Sorell

Direct Line: (416) 601-7947

E-Mail: rsorell@mccarthy.ca

March 30, 2009

Ontario Securities Commission

20 Queen Street West

P.O. Box 55, Suite 1903

Toronto ON M5H 3S8

Attention: The Secretary to the Commission

Dear Sirs/Mesdames:

Re:

Application by Greenlight Capital, Inc. pursuant to sections 104 and 127 of the Securities Act (“Act”) – Non-Compliance by MI Developments Inc. (“MID”) with Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”)

Re:	Transaction Agreement dated November 26, 2008, Debtor-in-Possession Credit Agreement dated March 5, 2009 and Purchase Agreement dated March 5, 2009
I.	Introduction

We are counsel to Greenlight Capital, Inc. (“Greenlight”), a significant independent shareholder of MID, an Ontario-incorporated reporting issuer that is controlled by Frank Stronach through a trust.

Since the spin-out of MID in August 2003, MID has continuously sought ways to provide financial assistance to its subsidiary, Magna Entertainment Corporation (“MEC”) despite MEC’s serious financial troubles. Over the years, Greenlight and other MID public shareholders have objected to these efforts by MID to subsidize MEC.

Since November 2008, MID’s financial assistance to MEC has consisted of:

1.

making new loans (the “Loans”) to MEC in an aggregate amount of US$125 million in connection with the now abandoned reorganization under a Transaction Agreement dated November 26, 2008 (the “Transaction Agreement”);

2.	extending the maturities of certain amounts due under US$312 million of loans owed by MEC to MID (the “Loan Extensions”), also in connection with the now abandoned reorganization;

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Ontario Securities Commission	- 2 -	March 30, 2009

3.

providing US$13.4 million of debtor-in-possession financing to MEC, with another US$49.1 million available (the “DIP Financing”) under the DIP-related credit agreement (the “DIP Credit Agreement”); and

4.

entering into a Stalking Horse Purchase Agreement dated March 5, 2009 (the “Stalking Horse Agreement”) to acquire racing assets from MEC for a purchase price of US$194,795,000 (the “Stalking Horse Bid”).

All of these are related party transactions that were entered into by MID in violation of MI 61-101.

On April 3, 2009, the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) presiding over the MEC bankruptcy proceedings (the “MEC Bankruptcy Proceedings”) will hold a hearing at which (a) MID and MEC will seek approval for the funding by MID, or one of its subsidiaries, of the remaining US$49.1 million of DIP Financing under the DIP Credit Agreement, and (b) MID and MEC will seek approval of the Stalking Horse Agreement1, which MID and MEC have already executed. Under that Stalking Horse Agreement, MID has agreed to purchase substantial racing assets from MEC, subject to an auction of such assets. That auction will be under the control of MEC, and a wholly-owned MID subsidiary, the lender under the DIP Credit Agreement, will have effective veto power over any sale to a third party should one attempt to compete.

II.	Order Requested

Greenlight therefore applies for immediate relief and a hearing under sections 104 and 127 of the Act against MID and its directors and officers. The relief sought is:

1.	an order requiring MID to comply with MI 61-101 including the minority approval requirement in section 5.6 thereof (“Minority Approval”);
2.

an order restraining MID and its directors and officers from engaging in any of the following, either directly or indirectly through one or more subsidiaries, without complying with MI 61-101, including, without limitation, obtaining Minority Approval:

(a)	advancing any further MID funds, either directly or indirectly through one or more subsidiaries, in connection with the Loans announced by MID on November 26, 2008;
(b)	agreeing to any extensions or amendments of any loan agreement with MEC or any of its subsidiaries;
(c)	advancing any further MID funds, either directly or indirectly through one or more subsidiaries, to MEC under the DIP Credit Agreement; and
(d)	purchasing or committing to purchase any assets of MEC or its subsidiaries under the Stalking Horse Agreement, or otherwise;

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1 MEC has also filed a motion in the Bankruptcy Court (the “Other Sale Motion”) seeking approval to sell substantially all of its remaining assets, other than the Racing Assets (the “Other Assets”).

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Ontario Securities Commission	- 3 -	March 30, 2009

3.

an order prohibiting MID, either directly or indirectly through one or more subsidiaries, from acquiring any assets or securities in or from MEC or any of its subsidiaries without providing a formal valuation and obtaining the Minority Approval required by sections 5.4 and 5.6 of MI 61-101;

4.

an order directing MID to recover all amounts which have been advanced by MID, either directly or indirectly through one or more subsidiaries, to MEC or any of its subsidiaries without compliance by MID with MI 61-101;

5.	an order reprimanding MID’s directors and officers;
6.	an order prohibiting trading by MID’s directors and officers in MID shares until the Minority Approval vote has been held; and
7.

an order that any exemptions contained in MI 61-101 not be available in respect of the Transaction Agreement, the DIP Credit Agreement, or the Stalking Horse Agreement, or any agreement, proposal or transaction referred to therein.

Greenlight particularly requests the Commission to act speedily with respect to the Stalking Horse Agreement and the remaining US$42.1 of financing under the DIP Credit Agreement. While those agreements have been executed by the parties, they have not yet been carried out fully and the Commission’s order can have an immediate effect upon them.

III.	Overview

In summary, Greenlight submits that:

A:	The Transaction Agreement, including the Loan and Loan Extensions, violates MI 61-101
8.

The Loans and Loan Extensions were granted under a single Transaction Agreement.[2] Whether viewed as components of a single integrated transaction (as they were) or as separate transactions, they fit the definition of a “related party transaction” for purposes of MI 61-101.

9.

MID provided financial assistance to MEC through the Loans and Loan Extensions notwithstanding the knowledge of MID and its directors of MI 61-101’s requirements and policy purpose and with the knowledge and understanding that the Loans and Loan Extensions could not be reversed or the monies advanced thereunder recovered because of MEC’s insolvent financial condition.

10.

The Transaction Agreement was executed and partly performed by MID when Loans were advanced and Loan Extensions were granted, all without compliance with MI 61-101, including, in particular, its Minority Approval requirement.

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2 Exhibit Book, Tab 4.B.

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Ontario Securities Commission	- 4 -	March 30, 2009

11.

No exemptions from MI 61-101 were available to MID when the Transaction Agreement was entered into or the Loans and Loan Extensions were made. In particular, neither the “25% of market capitalization exemption” under section 5.5(a) of MI 61-101 (the “25% Exemption”), nor the “downstream transaction” exemption under section 1.1 (the “Downstream Exemption”) was available.

The 25% Exemption is not available

12.

The 25% Exemption is not available for the Loans, which amounted to US$125 million in total, and the Loan Extensions, which extended the maturities of certain amounts due under US$312 million of loans, because the Loans and Loan Extensions are clearly connected transactions for purposes of MI 61-101, and together far exceed 25% of MID’s market capitalization of US$146,496,486 as of November 26, 2008[3].

The Downstream Exemption is not available

13.

The Downstream Exemption is not available for the Loans and Loan Extensions under the Transaction Agreement because Fair Enterprise Limited (“Fair Enterprise”)[4] owned more than 5% of the MEC Class A Shares (as defined below). Fair Enterprise’s purported sale of those shares to 2191273 Ontario Inc. (the “Azalea Trust”) was an artificial and ineffective transaction so far as MI 61-101 is concerned. The terms of this transaction (the “Azalea Trust Agreement”) are inconsistent with the bona fide transfer of ownership to an arm’s length purchaser.[5]

14.

In addition, even if Fair Enterprise had effectively transferred ownership of the MEC Class A Shares, it once again owned or controlled those shares for purposes of MI 61-101 when the Azalea Trust breached its covenant to effect an orderly sale of the shares as soon as practicable, which default gave Fair Enterprise the right to the immediate control or ownership of those shares.

Fair Enterprise’s purported sale of the MEC Class A Shares violates the insider trading rules

15.

The Azalea Trust Agreement was effected just one day before the Transaction Agreement was entered into and publicly announced, contrary to the insider trading prohibition in section 76 of the Act. Fair Enterprise, an entity in a special relationship with MID, purported to sell MEC Class A Shares to the Azalea Trust with knowledge of undisclosed material information (“Material Information”) concerning the Transaction Agreement and its contents, and the fact that MEC faced imminent bankruptcy without the Loans and Loan Extensions.

16.	As the insider trading law was violated in connection with the Azalea Trust sale, the Loans and Loan Extensions should not be allowed to proceed on public interest grounds alone.

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3 This amount is set forth in paragraph 5.2.1 of a letter dated February 5, 2009 to the Ontario Securities Commission delivered by MID’s counsel in connection with these proceedings (the “MID February Letter”) (Exhibit Book, Tab 1.B).

4 Fair Enterprise is a related party of MID which has at various times been represented in public securities filings as being under the control of Frank Stronach or his immediate family members.

5 Exhibit Book, Tab 4.A.

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Ontario Securities Commission	- 5 -	March 30, 2009

B:	The DIP Credit Agreement violates MI 61-101
17.

The DIP Credit Agreement[6] violates MI 61-101. The DIP Credit Agreement and the Stalking Horse Agreement[7] are connected components of the MEC Bankruptcy Proceedings whose values must be aggregated. Accordingly, the 25% Exemption from MI 61-101 is not available for the DIP Credit Agreement.

18.	In addition, for the same reasons as described above in Part III.A.13 and 14, the Downstream Exemption is not available for the DIP Credit Agreement.
19.	No other MI 61-101 exemption including the “bankruptcy exemption” applies to MID in respect of the DIP Credit Agreement.[8]
C:	The Stalking Horse Agreement violates MI 61-101
20.

The Stalking Horse Agreement violates MI 61-101. The Stalking Horse Agreement involves the purchase of racing assets (the “Racing Assets”) by MID, or one of its subsidiaries, from MEC or one or more of its subsidiaries, for an aggregate purchase price of US$194,795,000. This amount clearly exceeds 25% of MID’s market capitalization as of March 5, 2009, the date on which the Stalking Horse Agreement was entered into by MID.

21.

In addition, the DIP Credit Agreement and the Stalking Horse Agreement are connected components of the MEC Bankruptcy Proceedings whose anticipated expenditures by MID must be aggregated for purposes of MI 61-101[9].

22.	For the same reasons as described above, neither the Downstream Exemption nor the Bankruptcy Exemption is available for the Stalking Horse Agreement.
23.

MID and its subsidiaries should not be permitted to acquire any of MEC’s assets, whether as stalking horse or otherwise, without first obtaining Minority Approval. Otherwise, MID will be irrevocably bound to purchase the Racing Assets if the Bankruptcy Court approves the Stalking Horse Agreement on April 3, 2009 in violation of MI 61- 101.

24.

If the Bankruptcy Court approval is received on April 3, 2009 and even if the Commission subsequently requires MID to seek a Minority Approval, the terms of the Stalking Horse Agreement will require MID to purchase the Racing Assets without any Minority Approval. Once the Bankruptcy Court approves the Stalking Horse Agreement on April 3, 2009, the MID minority shareholders will be disenfranchised because MID will have committed to

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6 US$13.4 million has already been advanced under the DIP Credit Agreement out of a total of US$62.5 million which it provides for. Exhibit Book, Tab 4.C.

7 Exhibit Book, Tab 4.D.

8 MID has confirmed by letter dated March 24, 2009 through its counsel (the “MID March 24 Letter”) that the “bankruptcy” exemption (the “Bankruptcy Exemption”) in Section 5.5(f) of MI 61-101 is not being relied upon by MID in connection with the DIP Credit Agreement or the Stalking Horse Agreement (Exhibit book, Tab 1.D).

9 However, regardless of whether the Stalking Horse Agreement and the DIP Credit Agreement are connected transactions (as Greenlight submits they are), the 25% Exemption is not available for the Stalking Horse Agreement.

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close if there is no superior bid. MID is purposely circumventing the required Minority Approval in MI 61-101.

D:	MID’s conduct violates the policy and purpose of MI 61-101
25.

The actions taken and proposed to be taken by MID and its directors in granting the Loans and Loan Extensions under the Transaction Agreement and entering into the DIP Credit Agreement and the Stalking Horse Agreement violate not only the letter of but also the policy underlying MI 61-101. They were devised to end-run compliance with MI 61-101.

IV.	Parties

Greenlight

26.

Greenlight is a New York-based investment management firm founded in 1996. Greenlight has had a very significant investment in MID since the spin-out of MID in 2003, over five years ago. Together with its affiliates, Greenlight manages approximately US$5 billion in assets and owns 5.6 million MID Class A Shares (as defined below), representing approximately 12% of the outstanding MID Class A Shares and approximately 11% of all MID’s outstanding shares.

27.

Greenlight is among the largest shareholders of MID and, like other public shareholders, will suffer significant harm if the Loan transactions under the Transaction Agreement are not reversed, and the DIP Credit Agreement and the Stalking Horse Agreement are not made subject to a Minority Approval.

MID10

28.

MID is an Ontario corporation with its head office in Aurora, Ontario. MID is a real estate operating company engaged in the ownership, management, leasing, development and acquisition of industrial and commercial real estate properties. In addition to its real estate operations, MID holds controlling equity (54%) and voting (96%) interests in MEC.

29.

MID became a public company in August 2003 as a result of the spin-off of the real estate division of Magna International Inc. (“Magna”) to Magna shareholders. As part of that transaction, Magna also transferred to MID all of the shares of MEC then owned by Magna.

30.

MID was spun off with the Stronach Group (as defined below) as its controlling shareholder. MID has at all times since the spin-off (a) been controlled by the Stronach Group and (b) owned controlling equity and voting interests in MEC.

31.

The authorized capital of MID consists of an unlimited number of Class A Shares (the “MID Class A Shares”), 706,170 Class B Shares (“MID Class B Shares”) and an unlimited number of Preference Shares issuable in series. As of November 25, 2008, there were

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10 The information about MID, MEC and the Stronach Group is derived from a letter dated February 5, 2009 to the Commission delivered by MID’s counsel in connection with these proceedings (the “MID February Letter”) (Exhibit Book, Tab 1.B).

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46,160,564 MID Class A Shares, 547,413 MID Class B Shares and no Preference Shares issued and outstanding.

32.

Each MID Class A Share carries one vote and each MID Class B Share carries 500 votes at all meetings of shareholders, other than meetings of another class or series. MID Class A Shares and MID Class B Shares participate equally as to dividends (except for stock dividends, in respect of which MID may declare a simultaneous stock dividend payable on MID Class A Shares in MID Class A Shares and payable on MID Class B Shares in MID Class A Shares or MID Class B Shares) and as to the distribution of assets in the event of a liquidation of MID. The MID Class B Shares may be converted at the option of the holder thereof into MID Class A Shares on a one-for-one basis. MID Class A Shares are convertible into MID Class B Shares on a one-for-one basis, at the option of the holder, upon (a) an offer being made for MID Class B Shares where by reason of applicable securities legislation or stock exchange requirements, the offer must be made to all holders of MID Class B Shares and (b) no equivalent offer being made for MID Class A Shares, with such conversion right being exercisable solely for purposes of permitting the holders of MID Class A Shares to tender to such offer.

33.

The MID Class A Shares are listed and traded on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”). The MID Class B Shares are listed and traded on the TSX. MID is a reporting issuer in each of the provinces of Canada.

MEC

34.	MEC is a Delaware corporation with a registered office in Wilmington, Delaware and its principal executive office in Aurora, Ontario.
35.

MEC owns or leases horse racetracks in California, Florida, Maryland, Texas, Oklahoma, Ohio, Oregon and Ebreichsdorf, Austria, and operates under a management agreement a racetrack in Pennsylvania that it previously owned. Based on revenues, MEC is North America’s number one owner and operator of horse racetracks, and is a leading supplier, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. Three of the racetracks that MEC owns or operates (Gulfstream Park, Remington Park and Magna Racino™) include casino operations with alternative gaming machines.

36.

MEC owns and operates AmTote International, a provider of totalisator services to the pari-mutuel industry, XpressBet®, a US national Internet and telephone account wagering system, and MagnaBet™, a European account wagering system. MEC is also a 50% partner with Churchill Downs Incorporated in TrackNet Media Group, a content management and distribution company, and HRTV™, a horse racing television network.

37.

MEC resulted from the reorganization in November 1999 of the non-automotive businesses of Magna, pursuant to which certain horse racing and real estate assets owned by Magna were transferred to MEC. In March 2000, Magna effected a spin-off of a minority interest in MEC to Magna shareholders.

38.	The authorized capital of MEC consists of 310,000,000 shares of Class A Subordinate Voting Stock (“MEC Class A Shares”) and 90,000,000 shares of Class B Stock (“MEC Class B

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Shares”). As of November 25, 2008, there were approximately 2,929,000 MEC Class A Shares and 2,923,302 MEC Class B Shares issued and outstanding.

39.

Each MEC Class A Share carries one vote and each MEC Class B Share carries 20 votes at all meetings of stockholders. MEC Class A Shares and MEC Class B Shares participate equally as to dividends and as to distribution of assets in the event of a liquidation of MEC. The MEC Class B Shares may be converted at the option of the holder thereof into MEC Class A Shares on a one-for-one basis.

40.

The MEC Class A Shares were listed and traded on the TSX and the NASDAQ National Market (“NASDAQ”) but were recently delisted as a result of the MEC insolvency. The MEC Class B Shares are not listed for trading. MEC is a reporting issuer in each of the provinces of Canada.

41.

MID beneficially owns all 2,923,302 MEC Class B Shares and 218,116 MEC Class A Shares, representing in the aggregate 54% of MEC’s equity securities and 96% of the votes attached to MEC’s voting securities.

42.	On March 5, 2009, MEC and certain of its subsidiaries filed voluntary petitions for relief in the Bankruptcy Court pursuant to the MEC Bankruptcy Proceedings.
43.

As of the commencement of the MEC Bankruptcy Proceedings, the loan balance of MEC loans from MID including accrued interest stood at approximately US$372 million, representing about 75% of MEC’s US$500 million of secured debt outstanding at that date[11].

Stronach Group

44.

Frank Stronach, the Stronach Trust, 445327 Ontario Limited and Fair Enterprise are referred to collectively as the “Stronach Group”. All of the shares of Fair Enterprise are held by an estate planning vehicle for the Stronach family.

45.	Mr. Stronach is a director and the Chairman of each of MID and MEC. In addition, Mr. Stronach is the Chief Executive Officer of MEC.
46.	Mr. Stronach and three other members of his family are trustees of the Stronach Trust. Mr. Stronach is also one of the members of the class of potential beneficiaries of the Stronach Trust.
47.

As of November 25, 2008, the Stronach Trust, indirectly through its wholly-owned subsidiary 445327 Ontario Limited, owned 363,414 MID Class B Shares, representing 66.4% of the MID Class B Shares, 56.8 % of the votes attached to MID’s voting securities and 0.8% of MID’s equity securities.

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11 See MID press release of March 5, 2009 for the loan balance and para 12 of MEC’s March 5, 2009 motion for post-petition financing for total secured debt as of March 5, 2009 (Exhibit Book, Tabs 2.E and 5).

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48.

As of November 25, 2008, Fair Enterprise held 50,000 MID Class A Shares and 20,000 MID Class B Shares, representing in the aggregate 3.1% of the votes attached to MID’s voting securities and 0.15% of MID’s equity securities. Prior to its purported sale to the Azalea Trust which is discussed below, Fair Enterprise held 628,570 MEC Class A Shares.

49.	As a result of these holdings, the Stronach Group controls MID and, through MID, MEC.
50.	The Stronach Group also exercised control or direction over 11,244 MEC Class A Shares (0.4% of the MEC Class A Shares) comprised of:
(a)

10,327 MEC Class A Shares held by the Employees Deferred Profit Sharing Plan (US) of Magna. Mr. Stronach is one of the trustees of this plan, but is not a beneficiary. Magna, which is also controlled by the Stronach Group through multiple voting shares, generally has the right to direct the disposition and voting of these shares.

(b)

917 MEC Class A Shares held by 865714 Ontario Inc. 865714 Ontario Inc. is a separate vehicle incorporated for the acquisition of Magna shares and the sale thereof to the management team of Magna. Magna generally has the right to direct the disposition and voting of these shares.

51.	Mr. Stronach also holds options to purchase 50,000 MEC Class A Shares. The Stronach Group claims it does not beneficially own such MEC Class A Shares for purposes of MI 61-101.
52.

On November 25, 2008, Fair Enterprise purported to dispose of all 628,570 MEC Class A Shares that it held to the Azalea Trust by entering into a share purchase agreement and accepting a non-recourse promissory note in payment for the shares Fair Enterprise sold.[12]

V. Chronology

History prior to November 2008

53.

MEC has been losing money, in good economic times and bad, ever since it became a subsidiary of MID in August 2003.  Originally MID had no loans to MEC.  Then, when MEC ran out of cash, MID lent money to MEC, over minority shareholder objections. It did so supposedly to “protect” its equity investment in MEC, an investment which is now nearly worthless.

54.

As of November 25, 2008, the day before the Loans were made, MID had project loans with MEC of approximately US$194.5 million and bridge loans with MEC of approximately US$117.7 million for a total of US$312.2 million, which represented well over 50% of MID’s market capitalization for purposes of MI 61-101 according to the MID February Letter[13].

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12 Exhibit Book, Tab 4.A.

13 See para 5.2.1 of the MID February Letter (Exhibit Book, Tab 1.B).

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55.

By November 2008, MEC had been in serious financial trouble for years and the value of MID’s investment in MEC had fallen over 95% from its 2005 value. MEC lost an average of over US$100 million per year in the financial years 2005, 2006 and 2007. In 2008, MEC lost about US$294 million.[14]

56.

The Loans and Loan Extensions forming part of the Transaction Agreement were driven by the fact that by December 1, 2008, US$257.7 million of MEC loans were maturing[15] and could not be repaid without MID’s help. MEC has been unsuccessful in repaying any portion of these maturing loans, achieving its business plan or lowering the extent of its financial dependence on MID. Yet MID has steadily increased its exposure to MEC as a creditor since 2004.

57.

MID’s stock price has dropped about 75% since 2005, from over US$30 in 2005 to US$8.43 on November 25, 2008. During that period, MID’s Board of Directors has failed to identify any financial alternatives for MEC and allowed MID to fund MEC’s ever-increasing losses.

58.

Greenlight was involved in an unsuccessful oppression proceeding between 2005 and 2008 to stop the financial support of MEC by MID and to attempt to have other measures implemented to allow MID to operate as a conventional real estate company separate and apart from MEC. Though its litigation was unsuccessful, Greenlight’s concerns about the wisdom of MID’s support for MEC’s business have been amply vindicated by recent events and by repeated expressions of MID public Class A shareholder support for the separation of MID and MEC and for putting an end to MID’s role as lender of last resort to MEC.

The November 2008 Transaction Agreement

59.

The reorganization transaction proposal was announced by press release dated November 26, 2008.[16] The press release announced what was called a “reorganization proposal” involving a “three-stage transaction” which included: (i) MID making available to MEC the Loans and Loan Extensions; (ii) shareholder approval for the reorganization proposal; and (iii) the Stronach Group purchasing further MEC shares from MID and MEC being given the option to repay all of its indebtedness to MID through an exchange of MEC equity for debt held by MID.

60.

The steps referred to in the press release of November 26, 2008 were contained in the Transaction Agreement.[17] The Transaction Agreement is contained in a single document signed by MID, MEC, the Stronach Trust, 445327 Ontario Limited and Fair Enterprise. Under that agreement, MID states that a reorganization proposal, which it defines as the “Transaction” is to be concluded on the terms set out in a term sheet attached to the Transaction Agreement as Schedule A.

61.	Under the Transaction Agreement, MID agreed to grant MEC up to US$125 million of new Loans, and agreed to extend, by way of the Loan Extensions, the maturity of certain amounts

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14 MEC motion for post petition financing, para. 28 (Exhibit Book, Tab 5).

15 Paras 2.6 and 2.7 of the MID February Letter (Exhibit Book, Tab 1.B).

16 Exhibit Book, Tab 2.B.

17 Exhibit Book, Tab 4.B.

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due under US$312 million of loans from MID to MEC which amounts were to become due on December 1, 2008.

62.

In the Transaction Agreement, the Loans and Loan Extensions were not made subject to advance Minority Approval. However, the other components of the proposed reorganization were made subject to such an approval. Under the Transaction Agreement, if the other reorganization components were not approved by a Minority Approval, the Loans were accelerated and the Loan Extensions would have had to be reversed[18].

63.

On February 18, 2009, MID announced that it was not proceeding with the reorganization proposal announced on November 26, 2008. MEC also announced that it had been informed by MID that it would not be proceeding with that reorganization proposal.[19]

64.

The immediate consequence of the withdrawal of the reorganization proposal was that MEC sought bankruptcy protection in the United States and Canada.[20] The net result of the Transaction Agreement from MID’s point of view was that between November 26, 2008 and March 5, 2009, a further US$52 million were lent to MEC by MID without any Minority Approval.

Azalea Trust Agreement

65.

On November 25, 2008, just one day before the announcement of the reorganization transaction, Fair Enterprise purported to enter into the Azalea Trust Agreement with the Azalea Trust for the sale of 628,570 MEC Class A Shares. Under this agreement:

(a)	The purchase price was entirely paid and satisfied by the delivery of a two-year promissory note carrying no interest;
(b)

Azalea Trust was obliged to “sell the MEC Class A Shares that it purchased as soon as practicable after November 25, 2008 and in an orderly fashion when permitted to do so under applicable securities laws” and was to apply to proceeds of sale to the repayment of the promissory note;

(c)	Under the promissory note, the sole recourse of Azalea Trust was against the MEC Class A Shares and the proceeds thereof; and
(d)

The promissory note provided that in the event of default, which included any failure of Azalea to perform any obligation under the share purchase agreement, the promissory note immediately came due and Fair Enterprise was entitled to exercise remedies, including, without limitation, the right to foreclose on the shares or cause them to be sold.

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18 See MID’s November 26 press release and para 1(c) of Schedule A of Transaction Agreement (Exhibit Book, Tabs 2.B and 4.B).

19 MID February 18, 2009 press release and MEC February 18, 2009 Press Release (Exhibit Book, Tabs 2.C and 2.D).

20 MEC press release of March 5, 2009 (Exhibit Book, Tab 2.E).

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The March 2009 DIP Credit Agreement and Stalking Horse Agreement

66.

On March 5, 2009, MID issued a press release in relation to the MEC Bankruptcy Proceedings. In that press release, MID announced that it or its subsidiaries were providing both the DIP Financing and also the Stalking Horse Bid for certain of MEC’s racing assets.[21]

67.	Under the DIP Credit Agreement, MID agreed, through its wholly owned subsidiary MID Islandi sf. (the “MID Lender”), to provide the DIP Financing to MEC in the amount of US$62.5 million.[22]
68.

Under the Stalking Horse Agreement, MID agreed to purchase the Racing Assets from MEC for an aggregate purchase price of US$194,795,000.[23] The ultimate price paid for the Racing Assets will be determined at the conclusion of an auction of these assets held by the Bankruptcy Court.[24] This purchase price constituted 68% of MID’s market capitalization on March 5, 2005 calculated for purposes of MI 61-101[25].

69.	On March 17, MEC filed the Other Sale Motion in the MEC Bankruptcy Proceedings to sell the Other Assets.
VI.	Submissions as to Violation of Section 76 and Part V of MI 61-101 and Relief Sought

Overview

70.

Greenlight submits that MID has proceeded with the (a) Transaction Agreement, including the Loans and Loan Extensions, (b) the DIP Credit Agreement and the initial funding of the US$13 million thereunder, and (c) the Stalking Horse Agreement, all in violation of MI 61-101.

71.

Greenlight further submits that the Transaction Agreement, the DIP Credit Agreement and the Stalking Horse Agreement were all purposely structured so that money could be injected from MID into MEC without complying with MID’s Minority Approval obligations under MI 61-101.

72.

The prejudice to MID and its minority shareholders arising from the Transaction Agreement, the DIP Credit Agreement and the Stalking Horse Agreement is profound. At the time of the announcement of the Transaction Agreement and the Loan and Loan Extensions contained therein, MID owed MEC US$312.2 million. With the announcement of the Transaction Agreement, that amount increased substantially. By March 5, 2009, when the MEC

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21 MID March 5, 2009 press release (Exhibit Book. Tab 2.E).

22 MID press release dated March 5, 2009, DIP Credit Agreement, para. 2.1 (Exhibit Book, Tabs 2.E and 4.C).

23 Stalking Horse Agreement, paras 1.2 (definition of “Purchase Price”) and 2.4. (Exhibit Book Tab 4.D). In the MEC press release dated March 5, 2009, p. 2 the Purchase Price as stated to be US$195 million (Exhibit Book Tab 2.D).

24 MID press release dated March 5, 2009, p. 2; Stalking Horse Agreement para 3.1 (Exhibit Book, Tabs 2.E and 4.D.

25 MID March 24 Letter – MID Market Capitalization (4 x US$71,918,269) (Exhibit Book, Tab 1.D).

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Ontario Securities Commission	- 13 -	March 30, 2009

Bankruptcy Proceedings and the DIP Credit Agreement were announced, the loan balance owed by MEC to MID stood at approximately US$372 million including accrued interest. This amount constituted 130% of MID’s market capitalization as calculated by MID for purposes of MI 61-10126.

73.	MI 61-101 is an instrument for the protection of minority shareholders of public companies with respect to various “special transactions” involving “related parties” of reporting issuers.
74.	The objective of MI 61-101 is fairness to security holders and to ensure that related party transactions are perceived to be fair.[27]
75.

In the case of related party transactions, MI 61-101 achieves fairness by requiring a formal valuation and by requiring the approval, at a formal meeting of shareholders, by the majority of the MID minority shareholders.[28]

A:	The Transaction Agreement, including the Loans and Loan Extensions, violates MI 61-101
76.

The Transaction Agreement, and the Loans and Loan Extensions contained therein, are clearly a single, integrated “related party transaction”. MID and MEC are each “related parties” vis-à-vis the other because one is controlled by the other and each is an affiliate of the other.[29]

77.

The Loans and Loan Extensions were granted without first obtaining Minority Approval[30] or complying with the other requirements of Part V of MI 61-101. While MI 61-101 contains exemptions from these requirements, none of the exemptions was available.

78.

Further, although the Transaction Agreement contemplated the unwinding of the Loans and Loan Extensions in the event that the MID minority shareholders voted against the reorganization plan, this was mere window dressing. MID never meant to reverse the Loans if the reorganization was not approved. This is clear from paragraph 3.7 of the MID February Letter, written almost two weeks before the reorganization was abandoned. In that letter, MID admits that the Loans could not be reversed.

79.	Since MID knew that the Loans could not be reversed even if Minority Approval was not obtained, there was a deliberate non-compliance with MI 61-101.

The 25% Exemption is Not Available

_________________________

26 MID March 24 Letter –Schedule showing market capitalization exemption (Exhibit Book, Tab 1.D).

27 Companion Policy 61-101 CP “Protection of Minority Security Holders in Special Transactions (“CP 61-101”) at para 1.1.

[28] Sections 5.4 and 5.3 of MI 61-101.

29 MI 61-101, definition of “related party” in section 1.1 MEC is a person of which MID is a control party under para. (c) of the definition of “related party”. The definition of “related party transaction” in section 1.1 of MI 61-101 extends to loans (para. (j)) and amendments to loans (para (l)) of the definition.

30 MID Press Release of November 26, 2008 (Exhibit Book, Tab 2.B).

McCarthy Tétrault

Ontario Securities Commission	- 14 -	March 30, 2009

80.

One of the potential exemptions available to MID under MI 61-101 was the 25% Exemption. That exemption requires the value of the “subject matter of the transaction” to be compared to 25% of the market capitalization of MID. If the value of the subject matter is less than 25% of the market capitalization, an exemption is available from the requirements of MI 61-101 in relation to related party transactions.

81.

All of the transactions contemplated by the Transaction Agreement must be considered as a single transaction. Indeed, the parties to that transaction used the singular “transaction” in the title of the agreement. They incorporated into that single agreement the Loans and the Loan Extensions, and they referred to the whole reorganization proposal set forth in an attached Term Sheet, including the Loans and Loan Extensions, as “the Transaction”.

82.

The Loans, the Loan Extensions and other parts of the proposed reorganization are so intertwined and related to and dependant upon each other that they all had to be put into one agreement. In fact, the failure to proceed with certain parts of the reorganization (e.g. the Loans and Loan Extensions) could have prevented later parts from ever occurring. The result of one part of the reorganization (the failure of the shareholder vote) would cause other parts to be affected (the Loans becoming due early). In addition, if the other parts of the reorganization were approved, the terms of the Loans themselves would have been modified to permit MEC to repay them with shares of MEC equity instead of cash.

83.

Treating each of the Loans and Loan Extensions as separate transactions is not only contrary to the Transaction Agreement itself, but it is also contrary to the wording and purpose of MI 61-101 which is intended to promote fairness and which should extend to all aspects of a particular transaction not merely those that MID determined should be subject to a Minority Approval.

84.

MI 61-101 and the Companion Policy make the present exercise of understanding and applying the word “transaction” even clearer. In drafting MI 61-101, securities regulators were very conscious of the danger of the potential separation of transactions with the intention that the regulation of related party transactions could be avoided. Accordingly, MI 61-101, Section 1.1 defines “connected transactions” to mean:

“Two or more transactions that have at least one party in common, directly or indirectly, other than transactions related solely to services as an employee, director or consultant, and (a) are negotiated or completed at approximately the same time, (b) the completion of at least one of the transactions is conditional on the completion of each of the other transactions;”

Section 5.5(a)(iii) of MI 61-101 requires the fair market value of all connected transactions to be aggregated in determining whether the 25% Exemption applies.

85.	To assist in correctly identifying the subject matter of the transaction, MI 61-101 invites an analysis of whether multiple “connected transactions” (i.e. concurrently negotiated

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Ontario Securities Commission	- 15 -	March 30, 2009

transactions with one or more common parties) ought fairly to be viewed as separate or should be aggregated so that the protections of MI 61-101 are not lost.31

86.

Clearly, if the Transaction Agreement and the Loans and Loan Extensions are not part of one transaction (as it is submitted they are), then the Transaction Agreement – which is one agreement – and the Loans and Loan Extensions – which are found in that one agreement – are “connected transactions”. They were negotiated at the same time (and indeed are contained in the same document) and have parties in common. That alone is sufficient for them to be “connected transactions”. Moreover, both were needed to be put in place before December 1, 2008 because, without both, the MEC Bankruptcy Proceedings would have been inevitable in December 2008. MID has admitted as much in the MID February Letter.[32]

87.	Companion Policy 61-101CP threatens enforcement action where a transaction is “divided” to avoid MI 61-101:

“...we may intervene if we believe that a transaction is being carried out in stages or otherwise divided for the purposes of avoiding the application of a provision of the instrument”.33

The Companion Policy also recognizes that each step in a series of two or more interrelated steps will be regulated as a single transaction by MI 61-101.34 Moreover, the Companion Policy points to the importance of the time at which the legally binding commitment to proceed with the transaction is made.35 In the present instance, the Transaction Agreement and Section 3 thereof relating to the Loans and Loan Extensions, were entered into at the same time and must be considered a single transaction, or at the very least, connected transactions.

88.	Since the Loans and Loan Extensions must be viewed as a single transaction, then the 25% Exemption is not available[36] and Minority Approval should have been obtained.

The Downstream Exemption Is Not Available

89.

MID and Fair Enterprise had so little confidence in their ability to utilize the 25% Exemption in connection with the Transaction Agreement that they had to come up with an alternative exemption theory at the last minute. The alternative theory that MID and Fair Enterprise resorted to was that the Downstream Exemption would be available if they put in place the Azalea Trust Agreement.[37]

_________________________

31 See section 1.1 of MI 61-101 – definition of “connected transactions”.

32 MID February Letter para. 3.6 (Exhibit Book, Tab 1.B).

33 CP 61-101 at para. 2.7.

34 Companion Policy 61-101CP, Section 2.7(2).

35 Companion Policy 61-101CP, Section 2.8.

36 The new Loan (US$125 million) and the Loan Extensions (including extensions of the Bridge Loan (US$117.7 million) and US$100 million of the Gulfstream Facility (see the MID February Letter para 2.6) together amount to US$342.7 million. This far exceeds MID’s own calculation of 25% of its market capitalization of US$146,496,486 million for purposes of MI 61-101 (MID February Letter para 5.2.1).

37 Section 5.1(g) and Section 1.1 of MI 61-101.

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Ontario Securities Commission	- 16 -	March 30, 2009

90.

However, as explained below, the last minute timing and artificiality of the agreement by which MID and Fair Enterprise purported to bring themselves within the Downstream Exemption disentitled MID from relying on it to circumvent the Minority Approval requirement for the Loans and the Loan Extensions.

91.

The Downstream Exemption is not available to MID if a “related party” of MID owns more than five per cent of any class of voting or equity securities of MEC. Fair Enterprise is a related party of MID because it is a “control person” of MID.[38] Immediately before entering into the Azalea Trust Agreement, Fair Enterprise held 628,570 MEC Class A Shares representing 21.5% of the MEC Class A Shares and 10.7% of MEC’s total outstanding shares.[39] A holding by Fair Enterprise of this magnitude in MEC would have made the Downstream Exemption unavailable as Fair Enterprise held more than 5% of the shares of MEC. While the MID February Letter implies that the Azalea Trust Agreement documented a bona fide sale, the publicly available facts demonstrate the contrary for several reasons.

92.

First, the Azalea Trust Agreement was effected on November 25, 2008, just one day before the Transaction Agreement was announced. This fact must be regarded as very significant. There is only one apparent motive for the Azalea Trust Agreement, and that is to attempt to put the Downstream Exemption in place for the Loans and the Loan Extensions, which exemption would not have been available if the MEC Class A Shares remained in Fair Enterprise’s hands.

93.

Second, the Downstream Exemption is not available because the Azalea Trust Agreement was not a bona fide sale of Fair Enterprise’s holdings of MEC Class A Shares to an arm’s length third party purchaser. That fact is evident from the following features of the Azalea Trust Agreement:

(a)

Azalea Trust agreed not to retain any profit from the Azalea Trust’s sale of the MEC Class A Shares, but rather to donate any such profits to charity[40]. In a bona fide arm’s length sale, the profit from the investment would be important, and indeed the only commercial rationale, for the purchaser. There was no economic rationale for Azalea Trust to enter into this transaction on this basis. The only reason it entered into the transaction was so that MID could claim the Downstream Exemption.

(b)

The promissory note given by the Azalea Trust to Fair Enterprise as payment for the shares is non-recourse to Azalea Trust, except as to the realization from the shares. This means that if the sale proceeds were insufficient to permit the Azalea Trust to

_________________________

38 See para. (a) of the definition of “related party” in MI 61-101. The term “control person” is not defined in MI 61-101 but is defined in section 1(1) of the Securities Act (Ontario) (“OSA”) to include a member of a “combination of persons” that in total hold a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer. Fair Enterprise as a member of the Stronach Group fits this definition. The MID February Letter concedes in paragraphs 1.17 and 1.22 that Fair Enterprise is a member of the Stronach Group and that the Stronach Group controls MID. (Exhibit Book Tab 1.B).

39 See Share Purchase Agreement between Fair Enterprise and Azalea Trust, p. 14 of (Exhibit Book, Tab 4.A).

40 This understanding is not included in the agreement but was summarized in a public filing executed by MID and Fair Enterprise. See item 4 of Schedule 13D/A of November 28, 2008 (Exhibit Book, Tab 3).

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Ontario Securities Commission	- 17 -	March 30, 2009

repay the note, the Azalea Trust would have no further liability, and Fair Enterprise would suffer the loss. So the Azalea Trust had no economic interest or market risk in the MEC shares whatsoever. It was Fair Enterprise which had the sole risk after the purported sale in relation to the MEC Class A Shares.

(c)

Fair Enterprise accepted payment for the MEC Class A Shares by way of a non-interest bearing note which was not due for two years. In an arm’s length sale, the seller would at least expect to receive a commercially reasonable interest rate on the unpaid balance pending retirement of the note.

(d)

The Azalea Trust is required to sell the shares into the market as promptly as possible. Again, there is no purpose or rationale for the Azalea Trust to acquire and dispose of the MEC Class A Shares on this basis. This is a very unusual provision to include in what was represented by Fair Enterprise as a bona fide third party transaction. Usually, the method and timing of any subsequent sale is left in the discretion of the purchaser.

94.

In essence, Fair Enterprise never really disposed of the MEC Class A Shares because the Azalea Trust Agreement left Fair Enterprise with the same risks of ownership as if it had not sold the shares. Greenlight submits that the Azalea Trust Agreement is inconsistent with a genuine sale to an arm’s length purchaser, and that Fair Enterprise continued to exercise control or direction over the MEC Class A Shares after the sale just as it did before the sale. Accordingly, this artificial transaction does not permit MID to qualify for the Downstream Exemption.

95.

Even if the Azalea Trust Agreement was an effective disposition of Fair Enterprise’s MEC Class A Shares, which it is submitted it was not, Fair Enterprise resumed actual or effective ownership of those shares almost immediately after the Azalea Trust Agreement was consummated.

96.

It appears that the Azalea Trust defaulted on its obligation to sell the shares as promptly as practicable, since according to available public filings, it has not yet sold any of the MEC Class A Shares, even though the agreement was entered into almost four months ago. This default gives Fair Enterprise the immediate ability to either foreclose on the MEC Class A Shares, or force their sale. Therefore upon this default, Fair Enterprise once again owns and controls, for purposes of MI 61-101[41], all of the MEC Class A Shares that it purported to sell to the Azalea Trust. Indeed, the fact that the MEC Class A Shares remain unsold demonstrates the artificiality of the Azalea Trust Agreement.

_________________________

41 Under Section 7 of the Azalea Share Purchase Agreement (Exhibit Book, Tab 4A pp. 14-21), Azalea Trust covenanted to sell the purchased shares “as soon as practicable” and appears from public MEC filings not to have sold any. By a date shortly after November 26, 2008, Azalea Trust was in default of its sale covenant. This default automatically and immediately accelerated the debt under the terms of the promissory note delivered by Azalea Trust which gave Fair Enterprise the immediate right to foreclose the title of Azalea Trust and it would from the date of that default have acquired control or direction and beneficial ownership of the shares for purposes of the Downstream Exemption (see s.1.6(2) of MI 61-101 read with s. 90 of the Act).

McCarthy Tétrault

Ontario Securities Commission	- 18 -	March 30, 2009

97.

In Section 1.5 of the MID March 27 Letter, MID claims that the Downstream Exemption is available because Mr. Stronach continued to maintain to MID that the Stronach Group does not beneficially own more than 5% of MEC shares.[42] Mr. Stronach’s answer does not dispose of the matter. It leaves unaddressed the peculiar features of the Azalea Trust Agreement. Those features are set out in public filings that were made with the United States Securities and Exchange Commission (the “SEC”). MID has knowledge of those documents. Therefore, MID has knowledge that the Azalea Trust Agreement is artificial and this renders the Downstream Exemption unavailable.

98.

In an acknowledgment of the weakness of their argument, MID claims in paragraph 3.2.3 of the MID March 27 Letter that “at the time MID was considering the DIP Financing and the Stalking Horse Bid, the MEC shares held by MID and other MEC shareholders were expected to have no value given that MEC was proposing to file under Chapter 11.” The Downstream Exemption does not turn on the value of those shares but rather only on the percentage of the class those shares represented.

Fair Enterprise’s purported sale of the MEC Class A Shares offends the insider trading rules

99.

In addition, the sale by Fair Enterprise a day before the announcement of a material transaction[43] between MID and MEC that would forestall the commencement of the bankruptcy proceedings by MEC for some months is prohibited under the insider trading rules applicable to Fair Enterprise pursuant to section 76 of the Act.

100.

Fair Enterprise is an entity that has at various times been represented in public securities filings as being under the control of Frank Stronach or his immediate family members[44]. As Chairman and director of MID and Chairman and Chief Executive Officer of MEC and because of his association with Fair Enterprise, Mr. Stronach knew of Fair Enterprise’s involvement in the reorganization proposal. This knowledge is reflected in the Schedule 13D dated November 28, 2008 that was filed with the SEC.[45]

_________________________

42 Exhibit Book, Tab 6.A.

43 The materiality of the transaction is conceded in the MID February Letter at paragraph 3.6 where it is explicitly said that in the absence of the Immediate Transactions, “MEC would have had to commence bankruptcy proceedings.” (Exhibit Book Tab 1.B).

44 During the period from March 14, 2000 through March 27, 2003, Fair Enterprise acquired 3,682,515 MEC Class A Shares on the open market for an aggregate purchase price of $16,107,473. These shares totalled approximately 7.5% of MEC’s outstanding Class A Shares. As disclosed in contemporaneous public filings, all of the shares of Fair Enterprise were held by Bergenie Anstalt, an estate planning vehicle for the Stronach family, and “Mr. Frank Stronach share[d] control or direction over the shares.”

Fair Enterprise did not increase (or decrease) its ownership of MEC Class A shares until September 2007, when it entered into a subscription agreement in which it agreed to invest $20 million in MEC by way of a private placement of MEC Class A Shares. The transaction closed on or about October 29, 2007, at which time Fair Enterprise obtained 8,888,888 MEC Class A Shares. With the shares it had previously held since 2003, Fair Enterprise owned 12,571,403 shares, or approximately 21.6% of the Class A shares of MEC, after this private placement (subsequently, the shares had a 20-for-1 reverse split).

45 Exhibit Book, Tab 3.

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Ontario Securities Commission	- 19 -	March 30, 2009

101.

Even viewed separately from Frank Stronach, Fair Enterprise was a person in a special relationship with MID by virtue[46] of being a party to the Transaction Agreement dated November 26, 2008 under which it agreed, as a member of the Stronach Group, to subscribe for shares of MID as a step in implementing the proposed reorganization and through which it directly became privy to details of the proposed reorganization[47].

102.

As the insider trading law was violated in connection with the Azalea Trust sales, the Loans and Loan Extensions should not be allowed to proceed on public interest grounds alone. By purporting to arrange the sale of its MEC shares and by doing so in a way that violated the insider trading prohibition, Fair Enterprise was acting with MID in an effort to circumvent the requirements of MI 61-101 and the Minority Approval. This attempted end run was an abusive manoeuvre.

B:	The DIP Credit Agreement and the Stalking Horse Agreement violate MI 61-101
103.	For many of the same reasons described above, the DIP Credit Agreement and the Stalking Horse Agreement should be considered as one transaction for purposes of MI 61-101.
104.

The DIP Credit Agreement and the Stalking Horse Agreement are connected components of a “related party transaction” for the purpose of MI 61-101. Both were integrated into the MEC Bankruptcy Proceedings and were entered into on the same date. Both were described in MID’s press release of March 5, 2009 as having “the intent of preserving the value of our secured loans to MEC”[48].

105.	In addition, MID and MEC clearly intend to use both the DIP Credit Agreement and the Stalking Horse Agreement for the purpose of guaranteeing that MID is the purchaser of the Racing Assets.
106.

First, it is an event of default under Section 9.1(g)(i) of the DIP Credit Agreement if (a) a bid procedures motion seeking the appointment of MID as the stalking horse bidder in the auction of MEC’s assets is not filed with the Bankruptcy Court by March 9, 2009, or (b) a bid procedures motion or sale order is filed in the Bankruptcy Court in connection with the sale of MEC’s assets that is not acceptable to the MID Lender[49]. If MID is not approved as the stalking horse bidder pursuant to the Stalking Horse Agreement or is not the ultimate purchaser of the Racing Assets, then MID would be entitled to withdraw the DIP Financing[50]. This gives MID, through the MID Lender, its wholly-owned subsidiary, an

_________________________

46 Fair Enterprise qualifies as a “special relationship person” for purposes of s.76(5) of the OSA through the execution of the Transaction Agreement by virtue of being an affiliate of a “party to a reorganization” (which would be true of any of the members of the Stronach Group) or by virtue of engaging in a “business activity” with MID and other parties to the reorganization. Fair Enterprise may also qualify as a special relationship person as an “insider” pursuant to the deemed ownership rules applicable to affiliates of certain Stronach Group members or simply by virtue of its membership in the Stronach Group.

47 Exhibit Book, Tab 4.B.

48 Exhibit Book, Tab 2.E.

49 Exhibit Book, Tabs 4.C and 4.D.

50 Despite MID’s misleading statement in paragraph 3.4.2 of a letter from MID’s counsel to the Commission dated March 27, 2009 (the “MID March 27 Letter”), the DIP Financing can be terminated by MID at any time if MID is not the purchaser of the Racing Assets pursuant to the Stalking Horse Agreement due to the fact that MID Lender can declare a default under Section 9.1(g) of the DIP Credit Agreement (Exhibit Book, Tab 6.A).

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Ontario Securities Commission	- 20 -	March 30, 2009

absolute veto over any person other than MID purchasing the Racing Assets. Consequently, there is no DIP Financing without the Stalking Horse Bid.

107.

Second, the MEC debt that MID wishes to use to “credit bid” under the Stalking Horse Agreement is not yet an “allowed claim” in the Bankruptcy Proceedings and can not lawfully be used by MID to purchase the Racing Assets. MID and MEC are attempting to solve this problem through the DIP Credit Agreement by having MEC grant to MID and MID Lender in s. 2.13 of the agreement a full release of any claims relating to such MEC debt.[51] The release is intended to permit such debt to become an “allowed claim”. At this point, the Bankruptcy Court has not approved such a release. Consequently, there is no Stalking Horse Bid without the DIP Credit Agreement.

108.

Third, by MID’s own admission, the DIP Credit Agreement gives MEC the chance to have an auction with MID as the stalking horse bidder. Without the DIP Financing, MID claims that the MEC Bankruptcy Proceedings would be converted into a Chapter 7 liquidation[52]. In a Chapter 7 liquidation, a bankruptcy trustee and not MEC would conduct an auction of MEC’s assets[53]. MEC is using the DIP Financing in a desperate bid to ensure that MID and MEC retain control over the auction so that MID becomes the stalking horse bidder and the ultimate purchaser of the Racing Assets.

109.

In summary, without the DIP Credit Agreement there is no Stalking Horse Agreement, and without MID as the stalking horse bidder, there is no DIP Financing. The DIP Credit Agreement and the Stalking Horse Agreement could not be more connected.

110.

Accordingly, these two agreements constitute one “transaction” or at the very least “connected transactions” for the purposes of MI 61-101. Since MID and MEC are each “related parties”, these agreements constitute a related party transaction which requires compliance with MI 61-101. For these reasons, the value of the DIP Financing and Stalking Purchase Agreement need to be aggregated to determine whether any exemptions from MI 61-101 are available.

111.

MID calculates 25% of its market capitalization at March 5, 2009 for MI 61-101 purposes as US$71,918,269.[54] Clearly the value of the DIP Financing and the Stalking Horse Bid is very much higher since the DIP Financing (US$62.5 million) and Stalking Horse Bid (US$194,795,000) together involve over US$257 million, and accordingly the 25% Exemption is not available.

_________________________

51 Exhibit Book, Tab 4.C.

52 Paragraph 3.4 of the MID March 27 Letter (Exhibit Book, Tab 6.A).

53 Despite MID’s bald statement in paragraphs 2.29.4 and 2.29.6 of the MID March 27 Letter that a Chapter 7 liquidation is a “fire sale” and that a Chapter 7 sale will yield less than a sale by MEC, there is no basis for any of these statements (Exhibit Book, Tab 6.A).

54 MID March 24 Letter-Schedule (Exhibit Book, Tab 1.D)

McCarthy Tétrault

Ontario Securities Commission	- 21 -	March 30, 2009

112.

As described above, the purported sale of MEC shares to the Azalea Trust was artificial: Fair Enterprise continues to be the real or effective owner of more than 5% of the MEC Class A Shares, and therefore, the downstream transaction exemption is not available.

113.

Finally, in the MID March 24 Letter, MID acknowledges that it will not be seeking to use the Bankruptcy Exemption in connection with the DIP Financing or the Stalking Horse Bid. Therefore, since no exemptions are available, MID should not be permitted to fund any additional amounts under the DIP Credit Agreement without first obtaining Minority Approval as required under MI 61-101.

C:	The Stalking Horse Agreement itself violates MI 61-101
114.

The Stalking Horse Agreement involves the purchase of racing assets by MID, or one of its subsidiaries, from MEC or one or more of its subsidiaries, for an aggregate purchase price of US$194,795,000. This amount clearly exceeds 25% of MID’s market capitalization as of March 5, 2009, the date on which the Stalking Horse Agreement was entered into by MID. In addition, as stated above, the DIP Credit Agreement and the Stalking Horse Agreement are connected components of the MEC Bankruptcy Proceedings whose values must be aggregated.

115.

Since the purchase price for the assets in the Stalking Horse Agreement is US$194,795,000, and by MID’s own calculation, 25% of MID’s market capitalization for purposes of MI 61-101 in the MID March 24 Letter was only US$71,918,269, the 25% Exemption from MI 61-101 is not available for the Stalking Horse Agreement.

116.

MID asserts that credit bidding in the Stalking Horse Agreement is not a related party transaction for purposes of MI 61-101 because, in substance, MID is merely realizing on its existing security, not entering into a new transaction. This is wrong for several reasons.

117.

First, there is no exemption for MID from the requirements of MI 61-101 for “merely realizing on existing security.” In any event, MID is entering into a new transaction to acquire the Racing Assets to overcome the fact that it is unable to enforce the existing loans due to the stay of creditor proceedings imposed by the Bankruptcy Court. The new transaction uses the existing loans as currency to pay the purchase price for the Racing Assets.

118.

Second, contrary to MID’s assertion in the MID March 27 Letter[55], MID is not merely realizing on existing security[56]. Some of those assets that MID is seeking to acquire do not form part of the security previously granted under the loans.[57] In addition, some of the assets forming the proposed security do not even exist yet. For example, the Racing Assets

_________________________

55 Page 2 of the MID March 27 Letter (Exhibit Book, Tab 6.A).

56 MID admits that this is not a foreclosure on the assets in paragraph 2.29.3 of the MID March 27 Letter (Exhibit Book, Tab 6.A).

57 These assets include Lone Star Park, Amtote International, ExpressBet. See MID March 27 letter, paras 2.18 and 3.9.1 (Exhibit Book Tab 6.A).

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Ontario Securities Commission	- 22 -	March 30, 2009

include the reorganized stock of several different MEC subsidiaries58. These interests do not exist today, and will only exist after a plan of reorganization for MEC is confirmed in the MEC Bankruptcy Proceedings.

119.

Third, once again, MID is attempting to divide the transaction in such a way as to avoid complying with MI 61-101. Under the overall transaction, MID will acquire almost US$200 million of MEC assets in what is clearly a related party transaction. No amount of slicing and dicing can alter that reality.

120.	In addition, for the same reasons as described above, the Downstream Exemption and Bankruptcy Exemption are not available for the Stalking Horse Agreement.
121.

Although MID may claim otherwise, the mere entering into of the Stalking Horse Agreement by MID is a related party transaction that will likely cause irreparable harm and should require a Minority Approval.

122.

Despite MID’s assertions[59], MID will be irrevocably bound to purchase the Racing Assets if the Bankruptcy Court approves the Stalking Horse Agreement on April 3, 2009.[60] Even if the Commission subsequently requires MID to seek a Minority Approval, the terms of the Stalking Horse Agreement will nonetheless require MID to purchase the Racing Assets without any Minority Approval[61].

123.

If MID fails to acquire the Racing Assets, it will default under the Stalking Horse Agreement and possibly face an order of the Bankruptcy Court enforcing that agreement. MID minority shareholders will be disenfranchised because MID will be forced to close even if the Minority Approval is not received. MID as much as admitted this in its e-mail response to the Commission dated March 27, 2009 in which it could not answer positively the Commission’s question seeking assurance that the Minority Approval rights of the MID shareholders would be preserved if the Bankruptcy Court approved the Stalking Horse Agreement on April 3, 2009.[62] MID could not give the assurance sought by the Commission because the Minority Approval rights have already been compromised. MID knows it will be bound to acquire the

_________________________

58 These assets include Reorganized GPRA Thoroughbred Stock, Reorganized Golden Gate Fields Stock, Reorganized Gulfstream Stock and the Reorganized Land Holdings Stock, each as defined in the Stalking Horse Agreement. Section 2.1 of the Stalking Horse Agreement (Exhibit Book, Tab 4.D).

59 In paragraph 2.18 of the MID March 27 Letter, MID makes the misleading claim that MID is only obligated to buy the Racing Assets “[i]f and only if, MID is the winning bidder in the auctions...”. This is not true. MID will become legally bound to purchase the Racing Assets if the Bankruptcy Court approves the Stalking Horse Agreement on April 3, 2009 (Exhibit Book, Tab 6.A).

60 While technically true that MID may be outbid for the Racing Assets at the auction, given MID’s control over the process through the DIP Credit Agreement, as described above, and the bidding procedures established by MID and MEC, it is extremely unlikely that any bidder will outbid MID for the Racing Assets.

61 In addition, there are provisions of the Stalking Horse Agreement that became effective immediately upon signing and do not depend on whether or not MID is the ultimate winner at the auction. For example, even if MID is not the winning bidder, MEC must pay all of MID’s expenses in connection with the Stalking Horse Bid. Also, immediately upon signing, MID essentially took control over the Racing Assets since MEC agrees not to take any action with respect to the assets unless MID consents, including amending or terminating any existing leases or contracts.

62 Exhibit Book, Tab 6.B.

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Ontario Securities Commission	- 23 -	March 30, 2009

Racing Assets once the Bankruptcy Court approves the Stalking Horse Agreement on April 3, 2009.

124.

Like the Reorganization Proposal, the MEC Bankruptcy Proceedings reinforce the egregious nature of MID’s non-compliance with MI 61-101 by providing for Minority Approval for future steps in the transaction while omitting Minority Approval when it is required. Under the November 2008 Reorganization Proposal, almost US$80 million was advanced to MEC without Minority Approval by way of the Loans. In connection with the Racing Assets, MEC proposes to spend almost US$200 million without Minority Approval. As if to underline MID’s high-handed conduct, each of the Reorganization Proposal and the Stalking Horse Bid contemplates a later Minority Vote or forbearance but only after the cash injections have occurred and the damage has become irreversible.[63]

125.

Also, there is no need in the MEC Bankruptcy Proceedings for a stalking horse bidder, and certainly not an insider bidder like MID. The Stalking Horse Bid does not solve any emergency funding issues. MEC does not need to quickly sell the assets. The Bankruptcy Court can hold a fair, impartial auction of the assets in a timely manner without MID as the stalking horse. Neither MID nor MEC will be harmed by MID not being the stalking horse at the auction. In fact, MEC filed the Other Sale Motion seeking to sell the Other Assets utilizing the same auction process as the Racing Assets, with one major exception. MEC did not require a stalking horse bidder for the Other Assets. So, why does MEC need a stalking horse bidder for the Racing Assets and not the Other Assets? The answer is simple, MID and MEC want to insure that MID prevents anyone else from acquiring the Racing Assets.

126.

Since the mere entering into of the Stalking Horse Agreement by MID and MEC is a related party transaction that will cause irreparable harm to MID and its public shareholders, MID should be required to seek a Minority Approval before entering into the Stalking Horse Agreement.

127.

As stated in Part II of this letter, it is urgent that the Commission address the Stalking Horse Agreement and the remaining financing under the DIP Credit Agreement. These Agreements have not been performed. So far as the Transaction Agreement and the initial financing under the DIP Credit Agreement, undoing the violation will be difficult given MEC’s financial condition and protection of the Bankruptcy Court. At least with respect to the Stalking Horse Agreement and the remaining financing under the DIP Credit Agreement, the Commission has the opportunity to effectively stop MID’s conduct in midstream before it causes additional harm.

D:	MID’s conduct violates the policy and purpose of MI 61-101
128.

The conduct of MID between November 2008 and March 2009 does not simply raise issues concerning the words of MI 61-101. Rather, it raises serious issues of illegality and artificiality which engage public interest considerations. MID’s attempt to parse the Transaction Agreement to get around the wording of the 25% Exemption, and its attempt to use the Azalea Trust Agreement, entered into in violation of insider trading laws, to get

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63 See Transaction Agreement, Schedule A para c (Exhibit Book, Tab 4.B at p. 116) and MID March 5, 2009 press release (Exhibit Book, Tab 2.E at p. 62).

McCarthy Tétrault

Ontario Securities Commission	- 24 -	March 30, 2009

around the wording of the downstream transaction exemption, must be addressed for what they are. The Commission has recognized that artificial transactions that are used as devices to skirt the affirmative requirements of the Act should be stopped by using the remedies contained in the Act, including section 124.64

129.

The artificiality and illegality issues do not simply apply to the Transaction Agreement. They apply equally to the DIP Credit Agreement and the Stalking Horse Agreement. Indeed, the fact that Fair Enterprise has remained the effective owner and controller of the MEC Class A Shares four months after the Azalea Trust Agreement was consummated demonstrates the artificiality and ineffectiveness of that transaction. Artificiality will justify an order under section 127[65] as will illegality[66] or attempted end-run of the law[67].

130.

MID’s actions in the MEC Bankruptcy Proceedings have caused and will cause severe harm to MID and its shareholders. MID has agreed to provide to MEC funds in an amount equal to almost 90% of MID’s market capitalization. All of this has been done by related parties without any Minority Approval required under Section 5.4 of MI 61-101.

131.

It is submitted that in all the circumstances, the Commission should exercise its public interest power to restrain the attempts by MID and those acting with it to thwart or circumvent the policy behind MI 61-101.

E:	Remedies
132.

The remedies sought by Greenlight under Sections 104 and 127 of the Act are set forth in Part II of this letter. Each of them is intended to require compliance with the Minority Approval provisions of MI 61-101, to stop MID’s ongoing conduct which is contrary to MI 61-101, and to appropriately censure MID and its directors and officers.

133.

As we have submitted in Part II and paragraph 111 of this letter, it is particularly urgent and important that the Commission take immediate steps to deal with the Stalking Horse Agreement and the remaining financing under the DIP Credit Agreement. At least with respect to these Agreements, the Commission has the opportunity to take effective action before they are acted upon. Greenlight urges the Commission to do so.

We would be pleased to discuss this letter with you at your convenience. We require a hearing before the Commission under Sections 104 and 127 of the Act in relation to the matters set forth herein. We enclose a cheque in payment of the filing fees.

Yours very truly,

/s/ René Sorell

René Sorell

RRS*jep

Tor-corp 7323471

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64 Re Bruce Orsini and Andrew Tulk (1991), 14 OSCB 4820 (improper use of prospectus exemptions) (Exhibit Book, Tab 7.A); Re Hudbay Minerals Inc. (2009), 32 OSCB 1089 (Exhibit Book, Tab 7.B); Section 2.1 of the Act.

65 Re Financial Models Co., [2005] Carswell Ont. 748 at para 50 (Exhibit Book, Tab 7.C).

66 Re Sears Canada Inc., [2006] Carswell Ont. 6954 at para 306 (Exhibit Book, Tab 7.D).

67 Re H.E.R.O. Industries Ltd. (1990), 3 O.S.C.B. 3775 at 3795 (Exhibit Book, Tab 7.E).